Lillian Garcia
Executive Vice President
& Chief Talent and Engagement Officer
November 12, 2019
407-826-4523 phone
407-826-8268 fax
lilliangarcia@tupperware.com e-mail

Christopher D. O’Leary
5030 Meadville Street
Greenwood, MN 55331

Dear Chris:

On behalf of the Board of Directors, I am pleased to present our offer to you for the Interim Chief Executive Officer position of Tupperware Brands Corporation (the “Company”), effective as of November 12, 2019 (your “Start Date”). The time period for this role is anticipated to be up to when a permanent CEO is identified. The Board understands that you currently serve as a partner at Twin Ridge Capital Management, a private investment firm; that you will devote your primary business time and attention to the Company during the anticipated interim period of service; and that you will perform your services to the Company in a manner consistent with your professional obligations to Twin Ridge Capital Management and your other boards.

The following outlines the terms associated with this offer:

1.	Your annual base salary will be $1,000,000 (gross) and will be administered according to Tupperware Worldwide salary guidelines.

2.
You are eligible to participate in the 2020 Tupperware Annual Incentive Program (AIP) at potential target payout of 115% of your year-end salary measured from Start Date based on the achievement of Tupperware Worldwide performance measures. Your individual award has a potential payout range of 0% of target for below threshold performance, 50% of target for threshold performance, 100% of target for plan performance and up to 200% of target for performance at maximum achievement of stated performance objectives. Separate information about the specific goals and details of the program will be provided. Any potential award will be pro-rated based on your start date and the date of the end of your assignment as Interim CEO.

3.
The Company will recommend you for a one-time, sign-on LTI award of $1,000,000 in time-vested Restricted Stock (“Hire Grant”) to be granted effective on your Start Date, subject to approval of the Compensation and Management Development Committee. The Hire Grant will vest on the anniversary of the Start Date, subject to your continued service as Interim Chief Executive Officer or a member of the Board of Directors of the Company through the anniversary of the Start Date; provided that the Hire Grant immediately will vest in full if if your employment is terminated by the Company without “Cause” (including the hiring of a new CEO other than you), you die, you become Disabled (as defined in the Company’s Long Term Disability Plan).The Company will have “Cause” to terminate your employment only if you have (i) acted in bad faith or with dishonesty, (ii) willfully failed to follow the directions of the Board (provided such directions would not be in violation of law or constitute fraud), (iii) performed your duties with gross negligence, or (iv) been convicted of a felony. The Stock grant agreement will be sent to you shortly following the grant date.

4.
During this engagement as Interim CEO, you will continue to serve as a member of the Board, but you will not receive any compensation for serving on the Board. When your engagement as Interim CEO ends, you will continue to serve as a member of the Board.

5.	You will be eligible to participate in the Orlando-based benefit plans and CIGNA will provide your medical and dental insurance. Separate information will be provided.

6.
You will be eligible to participate in the Company’s officer benefits program, which include (i) a monthly car allowance of $1,250 (gross), and (ii) an enhanced executive physical, according to the program.

7.	As a highly compensated associate, you are eligible to participate in the following programs:
Retirement Savings Plan / 401(k) - You are immediately eligible to participate in our 401(k) Plan where you may defer pre-tax and/or Roth contributions up to plan limits. After six months of continuous service, you are eligible for Company Match, which is 50% on your first 6% of contributions and Company Basic, which is 5% of your eligible pay up to the Social Security Wage Base and then 6% of eligible pay until the annual IRS compensation limit is met. Enrollment information will be mailed to you from Fidelity Investments.
Deferred Compensation Program - You are immediately eligible to participate in our deferred compensation plan where you may allocate pre-tax dollars from your base salary and bonus on an annual basis. Additional plan details on this non-qualified plan will be provided at time of hire.
Supplemental Plan - Once you have met the annual IRS maximum for 401(k) compensation, which in 2019 is $280,000, you will participate in the Supplemental Plan. This non-qualified plan provides company contributions in the amount of 9% of your eligible pay over the IRS maximum. Additional information will be provided to you upon becoming eligible.

8.	Tupperware will cover on a tax-neutral basis the following expenses associated with your travel back and forth from your home location:

a.	Travel expenses for you and your spouse to Orlando and return to your home location, as needed (airfare via corporate travel guidelines)

b.	Shipment of personal and minor household goods, if needed

c.	Corporate furnished apartment for your use up to 12 months while in this role.

9.	The labor laws of Florida will govern your employment.

10.
You will be expected to become familiar with the Code of Conduct and Conflict of Interest Policies of Tupperware and fully comply with these policies. Further, in accepting this offer, you agree that during and after your employment with the Company, you will not disclose to any person whatsoever any unauthorized information on matters relating to the company.

11.	The Company will pay or reimburse you for the full amount of your reasonable legal fees incurred in connection with the negotiation of and entry into this Agreement and any related agreements.

12.
To the maximum extent permitted by law, you will be indemnified under the Company’s Certificate of Incorporation and Bylaws while serving as Interim CEO, and you will continue to be covered by the Company’s Directors and Officers liability insurance policies.

If the foregoing correctly sets forth your understanding of our offer, please indicate your acceptance by signing two copies of this letter and returning one copy to me.
We look forward to the significant contributions you will make as you join Tupperware Brands Corporation.
Sincerely,
/s/ Lillian Garcia
Lillian Garcia
EVP & Chief Talent and Engagement Officer
Agreed to and accepted by:

/s/ Christopher D. O'Leary	November 13, 2019
Christopher D. O’Leary	Date

cc:    Anne Szostak
Susan Cameron
Kriss Cloninger